Exhibit 10.1


        FORM OF AMENDMENT TO EXECUTIVE AGREEMENT

          AMENDMENT (the "Amendment") to Executive
Agreement (the "Executive Agreement"), between
_____________ (the "Executive") and ALZA Corporation, a
Delaware corporation (the "Company").

          WHEREAS, Compensation and Benefits Committee
(the "Committee") of the Board of Directors (the "Board") of the Company previously authorized the Company to enter into agreements with certain executive officers of the Company (the "Executive Agreements") providing for the payment of severance and other benefits upon termination of such executives following a change in control of the Company;

          WHEREAS, the Committee has determined that it is in the best interests of the Company and its stockholders to modify such benefits in the manner set forth below.

          NOW, THEREFORE, in consideration of the mutual agreements hereinafter set forth, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Executive and the Company have agreed and do hereby agree to amend the Executive Agreement as follows, effective as of the 11th day of June, 1999:

     1. Section 6 of the Executive Agreement is hereby renamed "Severance Payments."

     2. Section 6.1(A) of the Executive Agreement is hereby amended in its entirety to read as follows:

          "In lieu of any further salary and bonus payments to the Executive for periods subsequent to the Date of Termination and in lieu of any severance benefit otherwise payable to the Executive, the Company shall pay to the Executive a lump sum severance payment, in cash, equal to the product of
     (x) the sum of (i) the Executive's annual base salary in effect immediately prior to the occurrence of the event or circumstance upon which the Notice of Termination is based or in effect immediately prior to the Change in Control, if higher, and (ii) the amount paid to or accrued by the Executive pursuant to the Company's regular bonus, incentive cash compensation or income deferral arrangements
     (and not including any special one-time awards not made as part of a regular program) in the one-year period immediately preceding that in which the Date of Termination occurs or, if higher, the amount paid or accrued in the one-year period immediately preceding that in which the Change in Control occurs and (y) 2.5."

     3. Section 6.1(C) of the Executive Agreement is hereby amended in its entirety to read as follows:

          "All outstanding Options, to the extent not then vested on the Date of Termination shall be exercisable in accordance with the terms and conditions of the Amended and Restated Stock Plan and 1985 Stock Option Plan, as applicable, and Executive's option agreement(s)."

     4. Section 6.2 of the Executive Agreement is hereby amended in its entirety to read as follows:

          "(A) In the event the Executive becomes
     entitled to the Severance Payments, if any of the payments or benefits received or to be received by the Executive in connection with a Change in Control or the Executive's termination of employment
     (whether pursuant to the terms of this Agreement or any other plan, arrangement or agreement with the Company, any Person whose actions result in a Change in Control or any Person affiliated with the Company or such Person) (all such payments and benefits, excluding the Gross-Up Payment (as defined below), being hereinafter referred to as the "Total
     Payments") will be subject to the Excise Tax, the Excise Tax shall be allocated pro rata to the portion of the Total Payments that are not attributable to the acceleration of equity-based awards to the Executive (the "Non-Equity Payments") and the portion of the Total Payments that are attributable to the acceleration of equity-based awards to the Executive (the "Equity Payments") and the Company shall pay to the Executive an additional amount (the "Gross-Up Payment") such that the net amount retained by the Executive, after deduction of any Excise Tax allocated to the Non-Equity Payments and any Federal, state and local income and employment taxes and Excise Tax upon the Gross-Up
     Payment, shall be equal to the Non-Equity Payments.
     By way of example, if the Excise Tax equals $100,000 and each of the Non-Equity Payments and the Equity
     Payments are $200,000, the Gross-Up would be based on 50% of the Excise Tax.

          (B) For purposes of determining whether any of the Total Payments will be subject to the Excise Tax and the amount of such Excise Tax, (i) all of the sum of the Total Payments shall be treated as "parachute payments" (within the meaning of section
     280G(b)(2) of the Code) unless, in the opinion of tax counsel ("Tax Counsel") reasonably acceptable to the Executive and selected by the accounting firm which was, immediately prior to the Change in Control, the Company's independent auditor (the
     "Auditor"), such payments or benefits (in whole or in part) do not constitute parachute payments, including by reason of section 280G(b)(4)(A) of the Code, (ii) all "excess parachute payments" within the meaning of section 280G(b)(l) of the Code shall be treated as subject to the Excise Tax unless, in the opinion of Tax Counsel, such excess parachute payments (in whole or in part) represent reasonable compensation for services actually rendered (within the meaning of section 280G(b)(4)(B) of the Code) in excess of the Base Amount allocable to such reasonable compensation, or are otherwise not subject to the Excise Tax, and (iii) the value of any noncash benefits or any deferred payment or benefit shall be determined by the Auditor in accordance with the principles of sections
     280G(d)(3) and (4) of the Code. For purposes of determining the amount of the Gross-Up Payment, the Executive shall be deemed to pay federal income tax at the highest marginal rate of federal income taxation in the calendar year in which the Gross-Up
     Payment is to be made and state and local income taxes at the highest marginal rate of taxation in the state and locality of the Executive's residence on the date of termination (or if there is no date of termination, then the date on which the Gross-Up
     Payment is calculated for purposes of this section), net of the maximum reduction in federal income taxes which could be obtained from deduction of such state and local taxes.

          (C)  In the event that the Excise Tax is
     finally determined to be less than the amount taken into account hereunder in calculating the Gross-Up
     Payment, the Executive shall repay to the Company, within five (5) business days following the time that the amount of such reduction in the Excise Tax is finally determined, the portion of the Gross-Up
     Payment attributable to such reduction (plus that portion of the Gross-Up Payment attributable to the Excise Tax and federal, state and local income and employment taxes imposed on the Gross-Up Payment being repaid by the Executive, to the extent that such repayment results in a reduction in the Excise
     Tax and a dollar-for-dollar reduction in the Executive's taxable income and wages for purposes of federal, state and local income and employment taxes, plus interest on the amount of such repayment at 120% of the rate provided in section
     1274(b)(2)(B) of the Code. In the event that the Excise Tax is determined to exceed the amount taken into account hereunder in calculating the Gross-Up
     Payment (including by reason of any payment the existence or amount of which cannot be determined at the time of the Gross-Up Payment), the Company shall make an additional Gross-Up Payment in respect of such excess (plus any interest, penalties or additions payable by the Executive with respect to such excess) within five (5) business days following the time that the amount of such excess is finally determined. The Executive and the Company shall each reasonably cooperate with the other in connection with any administrative or judicial proceedings concerning the existence or amount of liability for Excise Tax with respect to the Total
     Payments."

          (D) The Executive and the Company shall enter into an agreement, which shall (i) have a term of one (1) year, (ii) contain appropriate provisions restricting competition by the Executive from working in a Listed Drug Delivery Company during the noncompetition period, and (iii) provide the Executive with a quarterly fee payable in cash at the commencement of the agreement and, thereafter, on each of the following three quarterly anniversary dates of such commencement date in an amount equal to $25,000.

     5. Except as otherwise provided herein, the remaining terms of the Executive Agreement shall remain in full force and effect.

     IN WITNESS WHEREOF, the Company has caused the Amendment to be executed by its duly authorized officer, and the Executive has hereunto signed the Amendment, as of the date first above written.

                         ALZA Corporation


                         By: __________________________

                         Its:__________________________